Exhibit 5.1

Nicolas H.R. Dumont

+1 212 479 6446

ndumont@cooley.com

August 24, 2022

Core Scientific, Inc.

210 Barton Springs Road

Suite 300

Austin, Texas 78704

Ladies and Gentlemen:

You have requested our opinion, as counsel to Core Scientific, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with (i) the resale by the Purchaser (as defined below) of (a) 573,381 shares (the “Commitment Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and (b) additional shares of Common Stock having aggregate sales proceeds of up to $100,000,000 (the “Purchase Shares” and, together with the Commitment Shares, the “CEF Shares”) and (ii) the resale by B. Riley Securities, Inc. of up to 386,697 shares of Common Stock (the “Advisory Fee Shares” and, together with the CEF Shares, the “Shares”), pursuant to a Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus contained therein (the “Prospectus”). The Commitment Shares have been, and the Purchase Shares are to be, sold by the Company in accordance with a Purchase Agreement, dated July 20, 2022 (the “Agreement”), between the Company and B. Riley Principal Capital II, LLC (the “Purchaser”), as described in the Prospectus. The Advisory Fee Shares have been sold by the Company in accordance with two amended and restated bridge promissory notes issued by the Company.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

We have assumed (i) that each sale of Purchase Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof or a person or body pursuant to an authorization granted in accordance with Section 152 of the General Corporation Law of the State of Delaware (the “DGCL”), (ii) that no more than 70,289,880 Purchase Shares will be sold under the Agreement and (iii) that the price at which the Purchase Shares are sold will equal or exceed the par value of the Purchase Shares. We express no opinion to the extent that future issuances of securities of the Company and/or anti-dilution adjustments to outstanding securities of the Company cause the number of Purchase Shares then issuable under the Agreement to exceed the number of shares of Common Stock then available for issuance by the Company.

Our opinion herein is expressed solely with respect to the DGCL. Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com

Core Scientific, Inc.

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subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Commitment Shares and the Advisory Shares have been validly issued and are fully paid and nonassessable and (ii) the Purchase Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Nicolas H.R. Dumont
Nicolas H.R. Dumont

Cooley LLP 55 Hudson Yards, New York, NY 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com